Exhibit 8.1

1251 Avenue of the Americas New York, New York 10020 T: (212) 419-5859 M: (732) 822-0139 E: mwalutes@lowenstein.com

August 8, 2024

Kintara Therapeutics, Inc.

9920 Pacific Heights Blvd, Suite 150

San Diego, CA 92121

Ladies and Gentlemen,

We have acted as U.S. tax counsel to Kintara Therapeutics, Inc., a Delaware corporation (“Parent”), in connection with the proposed (the “Merger”) of Kayak Mergeco, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Parent, with and into TuHURA Biosciences, Inc., a Delaware corporation (the “Company”), with the Company surviving, pursuant to the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company dated as of April 2, 2024 (the “Merger Agreement”). At your request, in connection with the filing of the Form S-4 (Registration No. 333-279368) on the date of this letter (including the proxy statement,/prospectus contained therein, the “Registration Statement”), we are rendering our opinion regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms but not defined in this opinion have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined the Merger Agreement, the Registration Statement (as amended or supplemented through the date of this letter) and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, (ii) no transaction, covenant or condition described in the Registration Statement and affecting this opinion will be waived by any party, (iii) the statements concerning the Merger and the parties set forth in the Merger Agreement are true, complete and correct, (iv) the Registration Statement is true, correct and complete, (v) the statements and representations made by Parent and the Company in their respective officer’s certificates dated as of the date of this letter and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, correct and complete as of the date of this letter and will remain true correct and complete at all times up to and including the Closing Date and thereafter as relevant, (vi) any statements or representations made in the Officer’s Certificates that are qualified by knowledge, belief, materiality or comparable qualification are and will be true, correct and complete without such qualification, and (vii) the Company and Parent and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the Merger contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours.

/s/ Lowenstein Sandler LLP